Exhibit 8.1

Youku Tudou Inc.

List of Significant Consolidated Entities

Significant Subsidiaries

1Verge Internet Technology (Beijing) Co., Ltd., a PRC company

Jet Brilliant Limited, a Hong Kong company

Beiijng Jet Brilliant Advertising Co., Ltd., a PRC company

Youku Video (Xi’an) Media Technology Co., Ltd., a PRC company

Trade Lead Investments Ltd., a British Virgin Islands company

Tudou Holdings Limited, a Cayman Islands company

StarCloud Media Co., Limited, a British Virgin Islands company

Reshuffle Technology (Shanghai) Co., Ltd., a PRC company

Chuanxian Technology (Shanghai) Co., Ltd., a PRC company

Significant Consolidated Affiliated Entities

1Verge Information Technology (Beijing) Co., Ltd., a PRC company

Zhejiang Dongyang Tianshi Media Ltd., a PRC company

Quan Toodou Network Science and Technology Co., Ltd., a PRC company

Shanghai Quan Toodou Cultural Communication Co., Ltd., a PRC company

* Other consolidated entities of Youku Tudou Inc. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.